EXHIBIT 99.2

Transcript of Fourth Quarter Fiscal 2004 Conference Call
June 24, 2004

Jim, McGinley

Good afternoon everyone. I’m Jim McGinley and welcome to Stratos International’s fiscal 2004 fourth quarter conference call.

Before we get started, I want to read to you our safe harbor agreement. Information on this call contains predictions, estimates, and other forward-looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements on this call are based on information available to the Company as of the date hereof. And we assume no obligation to update any such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. And actual results may differ materially from any future performance suggested. These factors include rapid technological change in the communications industry, fluctuations in operating results, and competition.

Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10K and other reports filed from time to time with the Securities and Exchange Commission. Investors will be able to attain the documents free of charge at the SEC’s Web site. In addition, comments and documents filed with the SEC by Stratos will be available free of charge from Stratos’s Investor Relations.

With me today is David Slack, Executive Vice President of Finance and Chief Financial Officer.

We are very pleased to report better-than-expected sales for the fourth quarter. Our fourth quarter results were driven by strong sequential growth in both the Optoelectronic and RF product lines. Optoelectronic product sales were up 35% sequentially from the third quarter with strong transceiver sales to the Telecom and enterprise markets. The RF Microwave group grew 26% sequentially from the third quarter and 27% over last years fourth quarter showing strong sales increases across the board including Military, Telecom, Industrial and Broadcast.

Demand for the company’s products is increasing continuing a trend that started nine months ago. Total sales for the fourth quarter were 19.7 million, representing a sequential increase of 23% over our consolidated sales of 16.0 million in Q3.

The market breakout for the Company’s fourth quarter sales was 44% Telecom Enterprise, 31% Military, 22% Industrial & Other, and 3% in Broadcast/Video.

During the past twelve months, we have made significant progress in a difficult environment to improve gross margins, reduce overhead, expand our core markets and increase the companies scale. This resulted in achieving consolidated gross margins to the high 20s from negative territory just 5 months ago.

The key factors supporting this rapid improvement included the acquisition of the profitable business’s Trompeter and Semflex, the divestiture of two small unprofitable business’s, the closure of six manufacturing facilities, traction in the US and European Military Communications market and focused product positioning on higher margin products within the Telecom and Enterprise markets.

As our RF/Microwave customers transition to higher bandwidth applications or extended distances, requiring optical technologies, we are strongly positioned to supply them. We are confident that the combinations of the company’s strong brands will lead to increased customer penetration and sales in a number of emerging fiber optic markets in the future.

In our legacy Transceiver business, we have developed an outsourced manufacturing relationship with a number of Asian suppliers for low-margin VCSEL-based MSA style transceivers in response to continued pricing pressure and commoditization of the MSA market. In addition, we have expanded our focus to include transceivers and subsystems for the new and emerging Military and Broadcast/Video markets.

In the passive fiber market area, we have moved the revenue mix towards more complex value-added assemblies including Integrated passive and active modules, Harsh environment assemblies and optical flex circuits. In addition, we are experiencing strong demand for our Specialty fiber components in support of Verizon’s fiber to the home deployment. The RF/Microwave group is seeing strong demand for engineered solutions for sophisticated technology for military, telecom, broadcast and industrial market applications such as: battle area communications, huge routers, mobile HDTV and high power lasers.

Complimentary to the improvements on the growth of our top line, we are even more pleased with the strong increase in our gross margins across the entire company. Operation’s and product line management has executed above expectations over the last six months.

We completed the physical consolidation of our optoelectronic and fibre optic product lines, which included the combining of activities located in five separate facilities in North America, down to two facilities at our Chicago location. The RF microwave group from Sterling has gone through a similar process by moving all of its manufacturing from California to one facility in Mesa, Arizona. These consolidations have been very successful in leveraging overhead and eliminating excess space.

The benefits of the consolidation and reorganization are in our bottom line. Our net loss this quarter was 7 million versus 62.6 million a year ago.

The shift to network-centric warfare has created new communication requirements, driving the adoption of higher bandwidth technologies. Military needs for large amounts of information are rapidly on the rise.

The transition to digital communications and a drive towards rapid field deployment of forces and equipment have created significant opportunities for the rollout of our advanced harsh environment fiber optic end-to-end solutions. Field forces and remote sensors are sending back higher quantities of data, while at the same time, requirements from unmanned vehicles are adding a completely new dimension to communication needs.

New advanced radar systems i.e. BLOS, (for Beyond Line of Sight) are employing microwave feeds and fiber optic technology, all of which are creating demand for our RF microwave and optical products. Demand and long term outlook continues to improve for our products in the Military sector. As the adoption of harsh environment fiber optic technology accelerates, Stratos is uniquely positioned to benefit with opportunities for strong and sustained growth over the next decade.

Going forward, our focus is centered on achieving profitability, improving gross margins, and growing our revenues. Even though business conditions are improving, the over investment hangover from 2000 requires some caution in the assessment of the optical business in the telecom and datacom areas.

The optical communications industry is still somewhat constrained by overcapacity and low pricing – especially in areas like VCSEL-based MSA style transceivers. But the recent announcements by Finisar to acquire Infineon’s Fiber optic business, and JDSU’s acquisition of E2o are clearly positive for Stratos as the number of direct competitors consolidate.

Going forward, the Company continues to focus on margin improvement across the board.

During the quarter, the RF Microwave product group managed significant improvement of operational efficiencies toward pre-consolidation excellence for the Trompeter and Semflex product lines. We expect the full benefit to the cost structure to be realized in the first quarter. Strong top line sales driven from an improvement in the Telco equipment market as well as several Military programs coupled with significant cost reductions have returned this unit to pre-bubble profitability levels.

We recently introduced a product line of transceivers and media converters to assist the Broadcast/Video market in the transition to high definition TV. The transition to digital and to high definition programming in the broadcast market has created a need for higher bandwidth solutions, including fiber optics.

Stratos International is a leading provider of high bandwidth communication products for the telecom, military, and broadcast video markets. Our products connect and convey both optical and electrical signals. They convert electrical signals to optical and optical signals to electrical, and aggregate electrical signals for optical or electrical transmission. This unique and broad offering of transmission line technologies and capabilities positions the Company for strong growth going forward.

Integration teams have made good progress, especially in the sales area, where we have found opportunities to leverage the Trompeter brand for optical products and Stratos sales relationships for RF microwave products. Trompeter has been providing applications solutions and selling into central office telephone applications for over 20 years, and has a long history in the military and broadcast video markets as well.

Our new initiatives, which focused on reducing cycle time and improving first pass yield throughout all of our operations made great strides this quarter demonstrated by the 8% improvement in our Gross margin.

On time delivery performance has significantly improved company wide to better than 90% in meeting promised dates while lead time reductions position the company well in regards to competition. We believe that many of our product lines, such as Trompeter connectors and cable assemblies and VCSEL-based small form factor transceivers, have the best lead times in their respective markets.

We continue to scrutinize all of our product lines and product groups on a regular basis, all of which have time tables for continuing funding that depend on profitability. R&D and new product programs are continuously monitored and adjusted to assure their ability to realize a fair return on these investments.

At this time, I’d like to turn the call over to Dave Slack, who’s going to talk more about our financial reports for the quarter.

David Slack

Thank you Jim.

Net sales for the fourth quarter of fiscal 2004 were $19.7 million, exceeding the high end of our updated 4th quarter estimate ($18.5 — $19.5 million) released on May 13th. This represents a sequential increase of 23% from $16.0 million for the third quarter of fiscal ‘04, and a 167% increase from $7.4 million for the fourth quarter of fiscal ‘03. Legacy optoelectronic and fiber optic products contributed $8.8 million of product sales in Q4 (a sequential increase of 19% from Q3), while the RF Microwave product lines acquired from Sterling contributed an additional $10.9 million in sales for the quarter (a sequential increase of 26%). Income from royalties and license fees were $428,000 in Q4 bringing total revenues to $20.1 million.

The net loss for the fourth quarter of fiscal 2004, based on generally accepted accounting principles, or on a GAAP basis, was $7.0 million or $0.52 per share, compared with $5.4 million or $0.40 per share for the third quarter of fiscal 2004, and $62.6 million or $8.52 per share for the fourth quarter of fiscal 2003. Total shares outstanding increased to approximately 13.5 million shares from 7.4 million at the end of Q2, primarily due to shares issued as consideration in the purchase of Sterling.

The Company reported a non-GAAP net loss for the fourth quarter of $2.9 million or $0.22 per share, compared with a non-GAAP net loss of $3.2 million or $0.24 per share for the third quarter of fiscal 2004, and a non-GAAP net profit of $1.5 million or $0.21 per share for the fourth quarter of fiscal 2003. The non-GAAP results for the fourth quarter exclude the following:

1.	A charge of $163,000 or for an inventory reserve,

2.	$74,000 for employee severance costs,

3.	$2.1 million for a payment in settlement of a customer dispute,

4.	$114,000 in income related to liquidation of our investment in an offshore joint venture,

5.	$738,000 related to continuing lease obligations on idle facilities,

6.	$911,000 of impairment charges for facilities held for sale,

7.	$128,000 reserve for bad debt

8.	$102,000 final adjustments relating to a consolidated operation, partially offset by the exclusion of $1.8 million of income related to the recovery of prior tax payments;

9.	The non-GAAP results for the quarter also include an estimated tax credit of $1.8 million.

We did not have any customers accounting for 10% or more of our net sales during Q4.

More positive developments in our markets and customer programs continued through the end of Q4, with sequential revenue increases and book to bill ratios continuing to be positive. Total sales order backlog as of 04/30/2004 was $13.1 million; backlog for legacy optical products increased 13% from Q4, following a similar increase in Q3. Total order backlog has increased to $15.2 million through the 3rd week of June.

Our total of current available (Q1 available backlog plus shipped to date) compares favorably to our position at the same point in the fourth quarter. With significant short lead time and fast turnover orders on a number of our product lines our current order situation continues to be positive.

Continued growth in our optoelectronic and fiber optic products combined with the RF Microwave has allowed our product sales to more than double from Q4 ‘03. We have completed our consolidation efforts with our remaining internal manufacturing capacity focused in our Chicago, UK, and Arizona facilities. As a result, we posted a gross margin on a GAAP basis of 27.7% or $5.5 million in gross profit (28.8% and $5.7 million on a non-GAAP basis), compared to a gross margin on a GAAP basis of 21.4% or $3.4 million in Q3 04 (22.1% and $3.5 million on a non-GAAP basis).

Our Q4 03 cost of sales on a GAAP basis included significant impairment reserves ($16.5 million) resulting in significant negative gross profits (-$17.1 million); on a non-GAAP basis, gross margin was (-16.2%) or a negative (-$1.2 million).

In addition to our consolidation efforts, we have materially completed design transitions in several of our consolidated product lines, and we are making good progress on material cost reduction, supply chain execution, scrap reduction, as well as yield improvements and manufacturing labor & overhead cost improvement.

All of these efforts provide us with the opportunity for continuous improvement in gross margins over the next several quarters. Based on the best information we currently have available, we believe our gross margins will improve into the low to mid 30s as a percent of net sales over the next four quarters.

These actions resulted in a net operating loss on a GAAP basis of $8.9 million for Q4 ‘04, compared to a net operating loss on a GAAP basis of $5.5 million for Q3, and $62.8 million on a GAAP basis for Q4 ‘03. Income from short-term investments was $185,000, resulting in a pre tax net loss on a GAAP basis of $8.7 million; in addition, we recognized income for a recoverable state tax receivable of $1.8 million, which we anticipate to receive in fiscal 2005, bringing our net loss for the period to $7.0 million, or $0.52 per share.

Net use of cash was $5.5 million for Q4, ending the quarter with a balance of $37.0 million in cash and short-term investments. Uses and sources included: $4.1 million used to fund operating losses, a $560,000 change in working capital, $429,000 used for capital expenditures, $802,000 paid on long-term debt, $38,000 received in proceeds from stock options, $467,000 in proceeds from the disposition of assets held for sale, and payment of $142,000 in dividends to preferred shareholders. Average DSO’s for trade accounts receivable for Q4 04 was 55. Inventory turns (on a sales basis) were 5.1.

We remain cautious in our outlook. However, we have been showing improvement in our cash flow position and if we assume that the market conditions that currently impact our business are going to continue, we believe that increased sales volume and cost reductions provide us the opportunity to reach a free cash flow position of neutral to slightly positive by Q4 of FY2005.

I’d like to now turn things back to Jim McGinley for additional comments on our outlook. Jim...

Jim McGinley

In spite of the difficult environment we compete in today, we remain confident that optical technology will grow to be a pervasive technology in many areas, in addition to our traditional telecom and enterprise markets. And in time, we expect these markets to reenergize and grow significantly, as demand for upgrading the telecom infrastructure returns.

As I have mentioned previously, we have redirected approximately 75% of our R&D to focus on new specialty products to serve a broader range of customers and markets. Stratos has retained a world-class engineering team. And we remain focused on ensuring these resources are deployed on the right missions with the right customers on the right products.

We continue to make steady progress in our new market initiatives, as well as innovating in our traditional telecom and enterprise markets. New products and market positioning will fuel our growth going forward.

The improved economic environment increases our confidence for our fiscal 2005 year. We currently expect first quarter revenue to be between $19.5 million and $21 million.

I also want to remind everyone that in May, we announced our decision to explore various strategic alternatives to maximize shareholder value, including the possible sale of the Company. We have retained CIBC World Markets as our financial advisor. In the meantime, operations continue as usual by seeking new business, developing new products and working with customers to maintain the high level of customer service they have come to expect from us.

Thank you, everyone.